TO THE SECRETARY OF
IDS LIFE INSURANCE COMPANY

By Resolution received by the Secretary on August 23, 1995, the Board of Directors of IDS Life Insurance Company:

         RESOLVED, That IDS Life Variable Account 10, comprised of one or more subaccounts, was established as a separate account in accordance with
         Section 61A.14, Minnesota Statues; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts within such separate account as they determine to be appropriate; and

         RESOLVED FURTHER, that the proper officers of the Corporation were authorized and directed, as they may deem appropriate from time to time and in accordance with applicable laws and regulations to establish further any subaccounts.

As Executive Vice President - Annuities of IDS Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, 8 additional subaccounts within the separate account that will invest in the following funds:

AXP(R) Variable Portfolio - Core Bond Fund
AXP(R) Variable Portfolio - Partners Select Value Fund
Liberty Columbia High Yield Fund, Variable Series, Class B
Van Kampen LIT Comstock Portfolio, Class II Shares

In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of IDS Life Insurance Company, the Unit Investment Trust comprised of IDS Life Variable Account 10 and consisting of 339 subaccounts is hereby reconstituted as IDS Life Variable Account 10 consisting of 347 subaccounts.

                                            Received by the Assistant Secretary:


/s/ Gumer C. Alvero                         /s/ Mary Ellyn Minenko
-----------------------                     ------------------------
    Gumer C. Alvero                             Mary Ellyn Minenko





Date: January 6, 2004